BHR Institutional Funds
Form N-SAR
Item 77I - Terms of new or amended securities


On December 27, 2007, the Board of Trustees of BHR
Institutional Funds (the "Trust") approved a Plan of
Liquidation for the Ark Concentrated Growth Fund.  The
Ark Concentrated Growth Fund was liquidated on January
7, 2008. A copy of the Plan of Liquidation for the Ark Concentrated Growth Fund is filed herewith as Exhibit Q1.